Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the registration statements (Nos. 333-131457, 333-116369, 333-115311, 333-112238) on Form S-8 of Tessera Technologies, Inc. of our report dated March 3, 2006 relating to the statement of Net assets to be sold of Shellcase Ltd. as of December 31, 2004, and the related statement of direct revenues and direct operating expenses for the year then ended, which appears in the current report on Form 8-K/A of Tessera Technologies, Inc. dated March 7, 2006.

Jerusalem, Israel	Kesselman & Kesselman
March 7, 2006	Certified Public Accountants (Israel)